Exhibit 99.1

IAA, Inc. Announces Second Quarter 2021 Financial Results

Continued Strong Revenue and Net Income, Driven by Record Revenue Per Unit

Increases 2021 Outlook; Announces $400 Million Share Repurchase Authorization

WESTCHESTER, Ill.--(BUSINESS WIRE)--August 3, 2021--IAA, Inc. (NYSE:IAA) today announced its financial results for the second quarter of fiscal 2021, which ended June 27, 2021.

John Kett, Chief Executive Officer and President, stated, “IAA delivered strong revenue and net income for the quarter, driven by record revenue per unit, fueled by our continued service and technology enhancements as well as favorable macro conditions, including exceptionally high used car pricing. In addition, volumes benefited from the increase in miles driven as a result of the gradual reopening of the economy. Our strong performance reflects the team’s sharp focus on our strategic initiatives, in addition to the healthy operating environment and operating leverage of our business.”

Mr. Kett continued, “We have increased our 2021 outlook to reflect our year-to-date performance as well as our view of the remainder of the year. As we mark the two-year anniversary of being an independent public company, I’m proud of our team’s accomplishments, and excited about our growth potential. We are committed to continuously innovating and providing a best-in-class experience for our buyers and sellers, and driving value for all our stakeholders.”

Key Second Quarter Measures:
(Dollars in millions, except per share amounts)
	Quarter Ended June 27, 2021	Quarter Ended June 28, 2020	% Change	Year to Date Ended June 27, 2021	Year to Date Ended June 28, 2020	% Change
Revenues	$445.1	$296.8	50.0%	$868.6	$663.4	30.9%
Net Income	$82.9	$33.2	149.7%	$155.4	$77.9	99.5%
Adjusted Net Income[1]	$93.3	$36.6	154.9%	$171.2	$86.5	97.9%
Diluted EPS	$0.61	$0.25	144.0%	$1.15	$0.58	98.3%
Adjusted Diluted EPS[1]	$0.69	$0.27	155.6%	$1.27	$0.64	98.4%
Adjusted EBITDA[1]	$152.6	$78.9	93.4%	$285.8	$178.9	59.8%

[1] Starting in 2021, we are no longer adding back COVID-19 costs in the calculation of Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA. As a result, our presentation of such metrics for fiscal 2021 may not be directly comparable to the corresponding metrics for prior periods, including fiscal 2020.

Highlights for the Second Quarter Ended June 27, 2021:

  Consolidated revenues increased 50.0% to $445.1 million from $296.8 million in the second quarter of fiscal 2020. Foreign currency movements resulted in a benefit of $5.9 million to revenue for the quarter. Excluding this impact, organic revenue increased 48.0% to $439.2 million, consisting of an increase in volume of 22.9%, primarily due to higher vehicle miles traveled due to the reopening of the US economy, as well as higher revenue per unit of 20.4%. Service revenues increased 44.4% to $382.5 million from $264.8 million in the second quarter of fiscal 2020 due to the factors described above. Vehicle sales increased 95.6% to $62.6 million, compared to $32.0 million in the second quarter of fiscal 2020, primarily due to higher revenue per unit, higher volumes and the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020. U.S. segment revenues increased by 47.8% to $393.0 million from $265.9 million in the second quarter of fiscal 2020. U.S. revenues were driven by higher revenue per unit, higher volumes and a slightly higher mix of vehicle sales. International segment revenues increased by 68.6% to $52.1 million from $30.9 million in the second quarter of fiscal 2020. International revenues increased primarily due to a higher mix of vehicle sales, higher revenue per unit, and slightly higher volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 75.4% to $195.9 million from $111.7 million in the second quarter of fiscal 2020. The increase in gross profit was primarily due to higher revenue per unit, higher volume, and the benefits from our margin expansion plan. Gross margin in the quarter increased by 640 basis points to 44.0% from 37.6% in the prior year.
  Selling, general and administrative (“SG&A”) expenses increased by 27.4% to $43.7 million from $34.3 million in the second quarter of fiscal 2020. Adjusted SG&A expenses were $43.3 million, an increase of 31.6% compared to Adjusted SG&A expenses of $32.9 million in the second quarter of fiscal 2020. Adjusted SG&A expenses increased primarily due to higher incentive-based compensation-related costs.
  Interest expense was $21.9 million compared to $13.8 million in the second quarter of fiscal 2020. The increase in interest expense was due to the $10.3 million loss on early extinguishment of debt in conjunction with the refinancing of our credit facility in the quarter, partially offset by lower interest rates on floating rate debt.
  The effective tax rate was 24.7% versus 24.4% in the second quarter of fiscal 2020.
  Net income increased by 149.7% to $82.9 million, or $0.61 per diluted share, compared to $33.2 million, or $0.25 per diluted share, in the second quarter of fiscal 2020. Adjusted net income increased by 154.9% to $93.3 million, or $0.69 per diluted share, compared to $36.6 million, or $0.27 per diluted share, in the second quarter of fiscal 2020.
  Adjusted EBITDA increased by 93.4% to $152.6 million from $78.9 million in the second quarter of fiscal 2020, primarily due to higher revenue per unit, higher volumes and the benefits from our margin expansion plan, partially offset by higher SG&A expenses. Adjusted EBITDA includes favorable foreign currency movements for the quarter of $1.0 million. Excluding this item, organic Adjusted EBITDA was $151.6 million, an increase of 92.1% compared to the second quarter of fiscal 2020.

Highlights for the Year-to-Date Ended June 27, 2021:

  Consolidated revenues increased 30.9% to $868.6 million from $663.4 million in the prior year period. Foreign currency movements resulted in a benefit of $9.9 million to revenue for the year. Excluding this impact, organic revenue increased 29.4% to $858.7 million, consisting of an increase in volume of 3.5% primarily due to higher vehicle miles traveled in the second quarter due to the reopening of the US economy, as well as higher revenue per unit of 25.1%. Service revenues increased 24.1% to $742.9 million from $598.8 million in the prior year period due to the factors described above. Vehicle sales increased 94.6% to $125.7 million, compared to $64.6 million in the prior year period, primarily due to higher revenue per unit and higher volume, as well as the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020. U.S. segment revenues increased by 28.0% to $751.3 million from $587.0 million in the prior year period. U.S. revenues were driven by higher revenue per unit, higher volumes and a slightly higher mix of vehicle sales. International segment revenues increased by 53.5% to $117.3 million from $76.4 million in the prior year period. International revenues increased primarily due to a higher mix of vehicle sales and higher revenue per unit, partially offset by slightly lower volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 49.0% to $368.6 million from $247.3 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit, the benefits from our margin expansion plan, and slightly higher volume. Year-to-date, gross margin increased by 510 basis points versus the prior year to 42.4%.
  SG&A expenses increased by 20.5% to $87.1 million from $72.3 million in the prior year period. Adjusted SG&A expenses were $82.7 million, an increase of 20.9% compared to Adjusted SG&A expenses of $68.4 million in the prior year period. Adjusted SG&A expenses increased primarily due to higher incentive-based compensation-related costs.
  Interest expense was $34.9 million compared to $29.8 million in the prior year period. The increase in interest expense was due to the $10.3 million loss on early extinguishment of debt in conjunction with the refinancing of our credit facility in the second quarter, partially offset by lower interest rates on floating rate debt.
  The effective tax rate was 24.9% versus 24.9% in the prior year period.
  Net income increased by 99.5% to $155.4 million, or $1.15 per diluted share, compared to $77.9 million, or $0.58 per diluted share, in the prior year period. Adjusted net income increased by 97.9% to $171.2 million, or $1.27 per diluted share, compared to $86.5 million, or $0.64 per diluted share, in the prior year period.
  Adjusted EBITDA increased by 59.8% to $285.8 million from $178.9 million in the prior year period, primarily due to higher revenue per unit and the benefits from our margin expansion plan, partially offset by higher SG&A expenses. Adjusted EBITDA includes favorable foreign currency movements of $1.6 million. Excluding this item, organic Adjusted EBITDA was $284.2 million, an increase of 58.9% over the prior year period.

Other Financial Highlights as of June 27, 2021:

  Net Debt: $894.4 million
  Leverage Ratio: 1.8x
  Year-to-date Net Cash Provided by Operating Activities: $250.7 million
  Year-to-date Free Cash Flow: $192.9 million
  Liquidity: $801.5 million
  Second quarter 2021 year-over-year vehicle inventory change: 16.9%
  Completed the acquisition of Auto Exchange

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Share Repurchase Authorization:
On August 2, 2021, the Company’s Board of Directors authorized a $400 million share repurchase plan. Under this program, the Company may repurchase up to $400 million in the aggregate of shares of its common stock on a discretionary basis from time to time through opportunistic open market repurchases, privately negotiated transactions, accelerated share repurchase transactions or other means, including under plans complying with the provisions of rule 10b5-1 of the Securities Exchange Act of 1934. The timing and amount of common stock to be repurchased will be subject to the discretion of the Company based upon market conditions and other opportunities the Company may have to deploy capital, and the authorization expires in five years. The share repurchase plan does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Outlook:
For fiscal 2021 the Company now expects:

  Organic revenue growth within a range of 20.0% - 24.0% from fiscal 2020 revenues of $1,384.9 million.
  Organic Adjusted EBITDA growth within a range of 29.0% - 33.0% from fiscal 2020 Adjusted EBITDA of $398.5 million.
  Interest expense, net, is expected to be in the range of $57.0 million - $59.0 million, including the $10.3 million loss on early extinguishment of debt in the second quarter.
  Effective tax rate is expected to be in the range of 25.0% - 25.5%.
  Depreciation and amortization is expected to be in the range of $82.0 million - $86.0 million.

The Company has not provided a reconciliation of organic revenue or organic Adjusted EBITDA outlook for fiscal 2021 to GAAP revenues or net income, respectively, the most directly comparable GAAP financial measures because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate organic revenue or organic Adjusted EBITDA, including but not limited to: in the case of organic revenue, (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition and (b) the impact of foreign currency movements; and in the case of organic Adjusted EBITDA, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (d) acquisition costs, (e) certain professional fees, (f) other expenses that we do not believe are indicative of our ongoing operations, (g) gains and losses related to foreign currency exchange rates, (h) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (i) the impact of foreign currency movements. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on revenues or net income for fiscal 2021.

Conference Call Information:
A conference call to discuss the second quarter fiscal 2021 financial results is scheduled for today, August 3, 2021, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast is available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.
IAA, Inc. (NYSE:IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,000 employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our fiscal 2021 outlook, expectations regarding revenue per unit and volume for fiscal 2021 and our growth potential. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: uncertainties regarding ongoing surges of COVID-19 infections, including new more contagious and / or vaccine-resistant variants, and the impact on the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, including the availability, rate of public acceptance and efficacy of COVID-19 vaccines; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and integration of acquired businesses; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 27, 2020 filed with the SEC on February 22, 2021. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.
Consolidated Statements of Income
(Amounts in Millions, Except Per Share)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Revenues:
Service revenues	$382.5	$264.8	$742.9	$598.8
Vehicle sales	62.6	32.0	125.7	64.6
Total revenues	445.1	296.8	868.6	663.4
Operating expenses:
Cost of services	197.6	158.9	394.0	362.1
Cost of vehicle sales	51.6	26.2	106.0	54.0
Selling, general and administrative	43.7	34.3	87.1	72.3
Depreciation and amortization	20.5	19.6	40.3	42.1
Total operating expenses	313.4	239.0	627.4	530.5
Operating profit	131.7	57.8	241.2	132.9
Interest expense, net	21.9	13.8	34.9	29.8
Other (income) expense, net	(0.3)	0.1	(0.7)	(0.6)
Income before income taxes	110.1	43.9	207.0	103.7
Income taxes	27.2	10.7	51.6	25.8
Net income	$82.9	$33.2	$155.4	$77.9

Net income per share:
Basic	$0.61	$0.25	$1.15	$0.58
Diluted	$0.61	$0.25	$1.15	$0.58

IAA, Inc.
Consolidated Balance Sheets
(Amounts in Millions)
(Unaudited)
	June 27, 2021	December 27, 2020
Assets

Current assets
Cash and cash equivalents	$282.1	$232.8
Accounts receivable, net of allowances of $7.6 and $8.0	338.0	374.8
Prepaid consigned vehicle charges	50.7	53.3
Other current assets	30.9	31.1
Total current assets	701.7	692.0

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $210.8 and $163.9	962.9	866.8
Property and equipment, net of accumulated depreciation of $503.2 and $481.9	281.0	259.8
Goodwill	546.7	542.3
Intangible assets, net of accumulated amortization of $525.9 and $504.3	154.4	150.6
Other assets	26.0	17.4
Total non-current assets	1,971.0	1,836.9
Total assets	$2,672.7	$2,528.9

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$98.6	$122.6
Short-term right-of-use operating lease liability	86.3	78.1
Accrued employee benefits and compensation expenses	31.3	23.4
Other accrued expenses	63.4	54.4
Current maturities of long-term debt	—	4.0
Total current liabilities	279.6	282.5

Non-current liabilities
Long-term debt	1,135.6	1,248.0
Long-term right-of-use operating lease liability	927.8	836.6
Deferred income tax liabilities	71.3	65.7
Other liabilities	28.2	26.7
Total non-current liabilities	2,162.9	2,177.0
Stockholders' equity
Total stockholders' equity	230.2	69.4
Total liabilities and stockholders' equity	$2,672.7	$2,528.9

IAA, Inc.
Consolidated Statements of Cash Flows
(Amounts in Millions)
(Unaudited)
	Six Months Ended
	June 27, 2021	June 28, 2020
Operating activities
Net income	$155.4	$77.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40.3	42.1
Operating lease expense	73.3	66.3
Stock-based compensation	5.4	4.5
Provision for credit losses	(0.2)	3.6
Loss on extinguishment of debt	10.3	—
Amortization of debt issuance costs	1.9	2.0
Deferred income taxes	5.6	(1.5)
Gain on disposal of fixed assets	(0.2)	(0.1)
Changes in operating assets and liabilities, net of acquisitions:
Operating lease payments	(69.7)	(63.8)
Accounts receivable and other assets	32.2	65.8
Accounts payable and accrued expenses	(3.6)	20.5
Net cash provided by operating activities	250.7	217.3

Investing activities
Acquisition of business, net of cash acquired	(4.0)	—
Purchases of property, equipment and computer software	(57.8)	(22.1)
Proceeds from the sale of property and equipment	0.4	0.1
Other	(1.3)	—
Net cash used by investing activities	(62.7)	(22.0)

Financing activities
Net decrease in book overdrafts	—	(33.6)
Proceeds from debt issuance	650.0	—
Payments of long-term debt	(774.0)	(4.0)
Deferred financing costs	(4.6)	(2.7)
Finance lease payments	(5.9)	(7.5)
Issuance of common stock under stock plans	0.4	1.1
Proceeds from issuance of employee stock purchase plan shares	0.8	—
Tax withholding payments for vested RSUs	(7.2)	(8.0)
Net cash used by financing activities	(140.5)	(54.7)
Effect of exchange rate changes on cash	1.8	(0.7)
Net increase in cash and cash equivalents	49.3	139.9
Cash and cash equivalents at beginning of period	232.8	47.1
Cash and cash equivalents at end of period	$282.1	$187.0
Cash paid for interest, net	$23.5	$28.9
Cash paid for taxes, net	$44.7	$6.2

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by latest twelve month’s (“LTM”) Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) certain professional fees and (e) acquisition costs. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.
  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates, (h) the amortization of acquired intangible assets, and (i) loss on extinguishment of debt, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.
  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.
Reconciliation of Organic Revenue Growth
(Amounts in Millions)
(Unaudited)
	Three Months Ended June 27, 2021 vs. June 28, 2020	Six Months Ended June 27, 2021 vs. June 28, 2020

Revenue Growth	$148.3	$205.2
Less:
Foreign currency impact	(5.9)	(9.9)
Organic Revenue Growth	$142.4	$195.3
IAA, Inc.
Reconciliation of Adjusted Selling, General and Administrative Expenses
(Amounts in Millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Selling, general and administrative expenses	$43.7	$34.3	$87.1	$72.3
Less non-GAAP adjustments:
Non-income, tax related accrual	—	—	2.7	—
Retention / severance / restructuring	—	0.6	0.6	2.9
COVID-19 related costs	—	0.3	—	0.5
Professional fees	0.3	0.5	1.0	0.5
Acquisition costs	0.1	—	0.1	—
Adjusted selling, general and administrative expenses	$43.3	$32.9	$82.7	$68.4

IAA, Inc.
Reconciliation of Adjusted Net Income
(Amounts in Millions, Except Per Share)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Net Income	$82.9	$33.2	$155.4	$77.9
Add back non-GAAP adjustments
Loss on extinguishment of debt	10.3	—	10.3	—
Non-income, tax related accrual	—	—	2.7	—
Retention / severance / restructuring	—	0.6	0.6	2.9
COVID-19 related costs	—	0.3	—	0.5
Gain on sale of assets	—	—	(0.2)	(0.1)
Professional fees	0.3	0.5	1.0	0.5
Acquisition costs	0.1	—	0.1	—
Non-operating foreign exchange (gain) / loss	(0.3)	0.2	(0.6)	(0.5)
Amortization of acquired intangible assets	3.2	3.5	6.4	9.4
Non-GAAP adjustments to income before income taxes	13.6	5.1	20.3	12.7

Income tax impact of Non-GAAP adjustments to income before income taxes	(3.4)	(1.3)	(5.1)	(3.3)
Discrete tax items	0.2	(0.4)	0.6	(0.8)
Non-GAAP adjustments to net income	10.4	3.4	15.8	8.6
Adjusted net income	$93.3	$36.6	$171.2	$86.5

GAAP diluted EPS	$0.61	$0.25	$1.15	$0.58
EPS impact of Non-GAAP Adjustments	0.08	0.02	0.12	0.06
Adjusted diluted EPS	$0.69	$0.27	$1.27	$0.64

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA
(Amounts in Millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Net income	$82.9	$33.2	$155.4	$77.9
Add: income taxes	27.2	10.7	51.6	25.8
Add: interest expense, net	21.9	13.8	34.9	29.8
Add: depreciation & amortization	20.5	19.6	40.3	42.1
EBITDA	152.5	77.3	282.2	175.6
Add back non-GAAP adjustments
Non-income, tax related accrual	—	—	2.7	—
Retention / severance / restructuring	—	0.6	0.6	2.9
COVID-19 related costs	—	0.3	—	0.5
Gain on sale of assets	—	—	(0.2)	(0.1)
Professional fees	0.3	0.5	1.0	0.5
Acquisition costs	0.1	—	0.1	—
Non-operating foreign exchange (gain) / loss	(0.3)	0.2	(0.6)	(0.5)
Adjusted EBITDA	152.6	78.9	285.8	178.9
Currency movements	(1.0)	—	(1.6)	—
Organic Adjusted EBITDA	$151.6	$78.9	$284.2	$178.9

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted LTM EBITDA
(Amounts in millions)
(Unaudited)
	Quarter Ended				LTM Ended
	9/27/20	12/27/20	3/28/21	6/27/21	6/27/21

Net income	$52.8	$64.1	$72.5	$82.9	$272.3
Add: income taxes	18.1	18.3	24.4	27.2	88.0
Add: interest expense, net	13.3	12.9	13.0	21.9	61.1
Add: depreciation & amortization	19.4	19.6	19.8	20.5	79.3
EBITDA	103.6	114.9	129.7	152.5	500.7
Add back non-GAAP adjustments
Non-income, tax related accrual	—	—	2.7	—	2.7
Retention / severance / restructuring	0.1	—	0.6	—	0.7
COVID-19 related costs	0.2	0.3	—	—	0.5
Gain on sale of assets	(0.4)	(0.2)	(0.2)	—	(0.8)
Acquisition costs	—	—	—	0.1	0.1
Professional fees	0.1	0.8	0.7	0.3	1.9
Non-operating foreign exchange loss (gain)	0.2	—	(0.3)	(0.3)	(0.4)
Adjusted EBITDA	$103.8	$115.8	$133.2	$152.6	$505.4

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Net Debt
(Amounts in Millions)
(Unaudited)
June 27, 2021
(Unaudited)
Term Loan	$650.0
Senior Notes	500.0
Capital Leases	26.5
Total Debt	1,176.5
Less: Cash	282.1
Net Debt	$894.4
IAA, Inc.
Reconciliation of Free Cash Flow
(Amounts in Millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Net cash provided by operating activities	$129.4	$120.0	$250.7	$217.3
Less: Purchases of property, equipment and computer software	(27.5)	(11.5)	(57.8)	(22.1)
Free cash flow	$101.9	$108.5	$192.9	$195.2

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
IAA_ICR@icrinc.com | (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257